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                                                                      EXHIBIT 99


                                                                    NEWS RELEASE
[HEINZ LETTERHEAD]


FOR RELEASE UPON RECEIPT



    HEINZ REPORTS EPS OF $2.15 FOR FY98, IN LINE WITH FIRST CALL CONSENSUS;
                   AND 7% VOLUME INCREASE IN FOURTH QUARTER


     PITTSBURGH, JUNE 16, 1998--H.J. Heinz Company (NYSE:HNZ) today reported that fourth quarter Fiscal 1998 diluted earnings per share increased to $0.53 from $0.32 in the fourth quarter last year, excluding non-recurring items in both periods related to Project Millennia, the company's reorganization and growth plan announced last fiscal year. In addition to the restructuring charges and related costs, last year's fourth quarter was negatively impacted by the company's decision to eliminate inefficient end-of-quarter trade promotion practices ($0.17 per share). Including non-recurring items in both periods, diluted earnings per share increased to $0.49 from a loss per share of $0.62 a year ago.

     Sales for the quarter ended April 29, 1998 rose 8.7%, excluding the impact of divestitures. Sales volume increased by a robust 7%. In addition, acquisitions increased sales by 3.9% and favorable pricing increased sales by 1.1%. The unfavorable effect of foreign exchange translation rates reduced sales by 3.3% or $81.8 million. Divestitures reduced sales by 7.5% for the quarter. Including the impact of divestitures, sales for the quarter increased $29.2 million or 1.2% to $2.48 billion.

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                                       2

     FISCAL YEAR

     Diluted earnings per share increased to $2.15 from $1.76, in line with First Call consensus, excluding items related to Project Millennia in both years. The fiscal year included non-recurring costs of $84.1 million pretax ($0.14 per share) related to the implementation of Project Millennia offset by the gain on the sale of the Ore-Ida foodservice foods business, $96.6 million pretax ($0.14 per share). Restructuring charges and related costs recorded in Fiscal 1997 for Project Millennia, net of gains on the sale of non-strategic assets totaled $561.9 million pretax ($0.95 per share). In addition to restructuring charges and related costs, last year's fourth quarter was negatively impacted by the company's decision to eliminate inefficient end-of-quarter trade promotion practices. Including the restructuring related items, Fiscal 1998 diluted earnings per share increased to $2.15 compared to $0.81 last year.

     Sales for the year ended April 29, 1998 rose 5.0%, excluding the impact of divestitures. Fiscal 1998 sales volume increased 3.1%. In addition, acquisitions increased sales by 3.5% and favorable pricing increased sales by 1.5%. The unfavorable effect of foreign exchange translation rates reduced sales by 3.1% or $285.9 million. Divestitures reduced sales by 6.6% for the year. Including the impact of divestitures, sales for the year decreased by $147.7 million or 1.6% to $9.21 billion.

     Operating income increased 14.4% to $1.51 billion from $1.32 billion last year, excluding the non-recurring items related to Project Millennia in both years. The current year was negatively impacted by foreign exchange translation rates, which reduced operating income by $45.5 million or 3.5%. In addition to the restructuring charges and related costs, last year's fourth quarter was negatively impacted by the company's decision to eliminate inefficient end-of-quarter trade promotion practices. Including non-
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recurring items in both periods, operating income for Fiscal 1998 increased to
$1.52 billion from $756.3 million reported last year.

     Heinz President and Chief Executive Officer William R. Johnson said:
"Fiscal 1998 was an excellent year with significant improvements in key performance indicators:

     *  Gross margins increased 240 basis points to 38.4%

     *  Operating income margins increased to 16.4% compared to 14.1%

     *  Pretax return on average invested capital increased to 27.0% from 21.4%

We enter Fiscal 1999 with good momentum and are targeting 4 to 5% volume growth and 10 to 12% earnings growth for the year."


     ACQUISITIONS

     Heinz also announced today that it has signed a definitive agreement with Nabisco Inc. to purchase its College Inn brand of canned broths. Terms of the agreement were not disclosed. Closing of the sale is subject to Hart-Scott-Rodino anti-trust clearance.

     College Inn broths, which come in chicken, beef, and garden vegetable varieties, have tremendous brand equity throughout the East and Midwest. Annual sales are approximately $50 million. Heinz expects to achieve significant synergies by bringing volume into its Pittsburgh factory. This acquisition does not involve the purchase of any plants or equipment.

     "With the acquisition of College Inn, we continue to upgrade our portfolio with an emphasis on higher-margin, good-fit, synergistic, branded businesses," Mr. Johnson said.
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                                       4

     Heinz also acquired the Vidalia O's frozen onion rings brand from Vidalia Frozen Foods, Inc. to complement the company's Ore-Ida frozen vegetable lines.

     The above contains certain forward-looking statements which are based on management's current views and assumptions regarding future events and financial performance. Reference should be made to the section "Forward-Looking Statements" in Item 1 of H.J. Heinz Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997 for a description of the important factors that could cause actual results to differ materially from those discussed above.

     ABOUT HEINZ: With sales approaching $10 billion, H.J. Heinz Company is one of the world's leading food processors and purveyors of nutritional services. Its 50 affiliates operate in some 200 countries, offering more than 4,000 varieties. Among the company's famous brands are Heinz, StarKist, Ore-Ida, 9-Lives, Weight Watchers, Wattie's, Plasmon, Farley's, The Budget Gourmet, Earth's Best, Ken-L Ration, Kibbles 'n Bits, Orlando, Olivine, and Guloso.

                                       ##

CONTACT:
D. Edward I. Smyth                                                 Debora S. Foster
Sr. VP - Corp. & Govt. Affairs                                     Gen. Mgr. - Corp. Communications
(412) 456-5780                                                     (412) 456-5778

John E. Kennedy                            or                      L. Michael Kelly, Jr.
Ketchum Public Relations                                           Ketchum Public Relations
(412) 456-3586                                                     (412) 456-3840


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                               H.J. HEINZ COMPANY

                       Consolidated Statements of Income

                 (000's omitted - except for per share amounts)


                                             Fourth Quarter Ended                        Twelve Months Ended
                                        ----------------------------                 ----------------------------
                                           April 29,       April 30,                  April 29,         April 30,
                                             1998            1997                       1998              1997
                                        ------------      ----------                 -----------       -----------
Sales                                     $2,475,898      $2,446,651                  $9,209,284        $9,357,007
Cost of products sold                      1,514,378       1,966,167                   5,711,213         6,385,091
                                          ----------      ----------                  ----------        ----------
Gross profit                                 961,520         480,484                   3,498,071         2,971,916

Selling, general and
  administrative expenses                    608,224         770,538                   1,977,741         2,215,645
                                          ----------      ----------                  ----------        ----------
Operating income (loss)                      353,296        (290,054)                  1,520,330           756,271

Interest income                                9,651          10,658                      32,655            39,359
Interest expense                              67,660          70,265                     258,616           274,746
Other expenses, net                            7,559          14,703                      39,388            41,820
                                          ----------      ----------                  ----------        ----------
Income (loss) before income taxes            287,728        (364,364)                  1,254,981           479,064

Provision for income taxes                   106,485        (134,798)                    453,415           177,193
                                          ----------      ----------                  ----------        ----------
Net income (loss)                         $  181,243      $ (229,566)                 $  801,566        $  301,871
                                          ==========      ==========                  ==========        ==========

Dividends per share                       $    0.315      $    0.290                  $    1.235        $    1.135
                                          ==========      ==========                  ==========        ==========

Net income (loss) per share - diluted     $     0.49      $    (0.62)                 $     2.15        $     0.81
                                          ==========      ==========                  ==========        ==========

Average shares for net income
  (loss) per share - diluted                 372,953         367,471                     372,953           374,044
                                          ==========      ==========                  ==========        ==========

Net income (loss) per share - basic       $     0.50      $    (0.62)                 $     2.19        $     0.82
                                          ==========      ==========                  ==========        ==========

Average shares for net income
  (loss) per share - basic                   365,982         367,471                     365,982           367,471
                                          ==========      ==========                  ==========        ==========

Note: Both Fiscal 1998 and Fiscal 1997 include restructuring and related costs and gains recognized on the sales of certain non-strategic assets.

The above financial information is unaudited. However, in the opinion of the Company's management, such financial information includes all adjustments necessary for a fair statement of the results of such periods.